Exhibit 5.1

June 22, 2023

Beam Global

5660 Eastgate Dr.

San Diego, California 92121

Ladies and Gentlemen:

We have acted as counsel to Beam Global, a Nevada corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) the preliminary prospectus supplement dated June 16, 2023 and the final prospectus supplement dated June 19, 2023 (the “Prospectus Supplement”) to the Registration Statement on Form S-3 (File No. 333-238701), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the issuance and sale by the Company of up to 3,062,500 shares (the “Shares”) of common stock, $0.001 par value (the “Common Stock”), pursuant to an Amended and Restated Underwriting Agreement dated June 20, 2023, between the Company and Maxim Group LLC and Freedom Capital Markets, as Joint Book Runners (the “Underwriting Agreement”). The Underwriting Agreement is being filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Underwriting Agreement, the Registration Statement and the Prospectus Supplement.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (A) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (B) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (C) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (D) other applicable exceptions; and (E) the severability, if invalid, of provisions to the foregoing effect.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein with concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the State of Nevada, including all applicable provisions of the Constitution of the State of Nevada and reported judicial decisions relating thereto.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Weintraub Tobin Chediak Coleman Grodin

Weintraub Tobin Chediak Coleman Grodin